                                                    Rule 424(b)(3)
                                                    File No. 333-84725

Pricing Supplement No. 14                Dated: December 8, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes--Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $15,000,000            Issue Price: 100.00%

Original Issue Date: December 13, 2000   Stated Maturity Date: December 13, 2001

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [X] Other: Fixed

Interest Reset Period: N/A

Interest Payment Period: Annually

Interest Reset Dates (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates (If other than as specified in the Prospectus Supplement): The 13th day of December, beginning December 13, 2001 up to and including the Stated Maturity Date.

Interest Determination Dates: N/A

Initial Interest Rate: 6.65%

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A               Minimum Interest Rate: N/A

Spread (+/-): N/A                        Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:     a)     AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                             NO. 14 UNDER MTN-SERIES J PROGRAM: $1,685,000,00.00
                      b)     CUSIP #42333HMX7

Agent:
Merrill Lynch & Co.,
Merrill Lynch, Pierce, Fenner & Smith Incorporated
250 Vesey St.
New York, NY 10281-1310